Exhibit 10.3
The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934, as amended. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.

ASSET PURCHASE AGREEMENT
by and between

SYNTHON PHARMACEUTICALS, INC.
and

JDS PHARMACEUTICALS, LLC

relating to
Purchase Of PEXEVA® Product Line
Dated October 17, 2005

i

ii

Schedule 1A & 1B	—	Licensed Patents
Schedule 1C	—	Patents
Schedule 1D	—	Manufacturing Agreements
Schedule 1E	—	Inventory Costs
Schedule 1F	—	Equipment and Machinery
Schedule 3.3(a)	—	Intentionally Deleted
Schedule 3.3(c)	—	Intentionally Deleted
Schedule 4	—	Exceptions
Schedule 4.6(a)	—	Product Intellectual Property
Schedule 4.7	—	Contracts
Schedule 4.10	—	Inventory As of September 30, 2005
Schedule 4.12	—	Employment Matters
Schedule 6.3(f)	—	Synthon Returned Goods Policy
Schedule 7.2(f)	—	Synthon Consents and Approvals
Schedule 7.3(e)	—	JDS Consents and Approvals

Exhibit A	—	Form of Transition Services Agreement
Exhibit B	—	Form of Pledge and Security Agreement
Exhibit C	—	Form of License
Exhibit D	—	Form of Supply Agreement
Exhibit E	—	Form of Guaranty

iii

ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT (“Agreement”) dated this 17th day of October, 2005 by and between SYNTHON PHARMACEUTICALS, INC., a North Carolina corporation having its principal offices at 9000 Development Drive, Research Triangle Park, North Carolina 27709 (“Synthon”) and JDS PHARMACEUTICALS, LLC, a Delaware limited liability company having its principal offices at 122 East 42nd Street, 41st Floor, New York, New York 10168 (“JDS”).
R E C I T A L S:
     A. Synthon owns the proprietary rights to a pharmaceutical product manufactured, marketed and sold by or on behalf of Synthon under the trademark “PEXEVA®” (as more fully defined herein).
     B. JDS desires to purchase certain assets relating to the Product (as more fully defined in Section 1, the “Purchased Assets”) from Synthon for purposes of marketing and selling the Product in the Territory (as defined herein), and Synthon has agreed to sell the Purchased Assets to JDS, all in accordance with, and subject to, the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions hereinafter set forth, and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Definitions. As used herein, the following terms shall have the respective meanings set forth below:
          “Additional Fee” shall have the meaning set forth in Section 3.4 (a).
          “Additional Fee Aggregate Minimum” shall have the meaning set forth in Section 3.4 (d).
          “Additional Fee Credit” shall have the meaning set forth in Section 3.4 (f).
          “Additional Fee Expiration Date” shall mean the last date on which U.S. Patent No. 5,874,447 or any divisional thereof (provided such divisional is listed in the FDA publication entitled “Food and Drug Administration Center for Drug Evaluation and Research Approved Drug Products with Therapeutic Equivalent Evaluations” with respect to the Product (the “Orange Book”)) expires (including any patent term extension).
          “Additional Fee Period” shall mean the period commencing on the Closing Date and ending on Additional Fee Expiration Date or such earlier date as there has been a judicial finding of invalidity of U.S. Patent No. 5,874,447 and all divisionals thereof (provided such divisionals are listed in the Orange Book with respect to the Product) as to which no appeal has or can be taken.
          “Affiliate” shall mean any person or legal entity controlling, controlled by or under common control with the person with respect to whom such status is at issue and shall include, without limitation, any corporation 50% or more of the voting power of which (or other comparable ownership interest for an entity other than a corporation) is owned, directly or indirectly, by a party hereto or any corporation, person or entity which owns 50% or more of such voting power of a party hereto. With respect to Synthon, the term “Affiliate” shall include, but not be limited to, Synthon Holding BV, Synthon BV, Synthon BCT Technologies, LLC and Synthon IP Inc.

          “API” shall mean the compound generally referred to as paroxetine mesylate.
          “Average Selling Price” shall mean ***.
          “Average Wholesaler Inventory” shall have the meaning specified in Section 3.3(a).
          “Chargebacks” shall mean discounts or rebates provided in the form of chargeback and similar payments to wholesalers or other distributors in connection with the Product.
          “Closing” shall have the meaning set forth in Section 7.1.
          “Closing Date” shall have the meaning set forth in Section 7.1.
          “Closing Wholesaler Inventory” shall have the meaning specified in Section 3.3(b).
          “Confidential Information” shall have the meaning set forth in Section 8.1.
          “Contracts” shall mean all contracts, agreements, arrangements or understandings, to the extent directly related to the Purchased Assets or the Product in the Territory or related to the synthesis or manufacture of the Product or any component thereof anywhere in the world to the extent exclusively related to the marketing, sale, offer for sale, distribution, or use of the Product in the Territory as set forth on Schedule 4.7. Contracts shall include, without limitation, contracts or arrangements relating to the sale, use or marketing of the Product in the Territory (including agreements with managed care organizations and hospitals to the extent specifically related to the Product in the Territory) and shall include the Manufacturing Agreements and shall include contracts, agreements, arrangements or understandings relating to the synthesis or manufacture of the Product or any component thereof executed or to be performed outside of the Territory which relate to the marketing, sale, offer for sale, distribution or use of the Product in the Territory.
          “Credits” shall mean credits, utilization based rebates (other than Medicaid rebates), reimbursements, and similar payments to buying groups, managed care organizations and benefit managers, insurers and other institutions in connection with the Product.
          “Damages” shall have the meaning set forth in Section 10.1.
          “Dollars” or “$” shall mean U.S. dollars.
          “Encumbrance” shall mean any mortgage, pledge, security interest, deed of trust, lease, lien, adverse claim (including any claim of adverse ownership), levy, charge, easement, right of way, covenant, restriction, or other encumbrance, third-party right or retained right of any kind whatsoever, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.
          “Environmental Law” shall have the meaning set forth in Section 4.11.
          “ERISA” and “ERISA Plans” shall have the respective meanings assigned to those terms in Section 4.12.
          “FDA” shall mean the United States Food and Drug Administration or any successor agency having a similar jurisdiction and the corresponding regulatory agency in Canada.
          “Federal Program” shall have the meaning set forth in Section 6.3(d).

          “Financial Data” shall have the meaning set forth in Section 4.9.
          “Indemnifying Party” shall have the meaning set forth in Section 10.1(c).
          “Indemnitee” shall have the meaning set forth in Section 10.1(c).
          “Inventory” shall mean all saleable inventory of Product with at least twelve (12) months of remaining shelf-life as of the Closing in finished form (and whether in bulk tablet or final packaged form) and inventory of finished samples which comply with the NDA on hand at Synthon as of the Closing.
          “Inventory Cost” with respect to a unit of Inventory shall mean Synthon’s inventory cost determined in accordance with US GAAP. Schedule 1E sets forth a schedule of Inventory Cost for units of Inventory.
          “JDS Know-How” shall have the meaning set forth in the last sentence of the definition of “Know-How” below.
          “Know-How” shall mean all methods, processes, techniques, compositions, technology, information, data, results of tests, studies, statistical and other analyses and expertise, whether patented or unpatented to the extent related to the Product in the Territory or to the extent related to the synthesis or manufacture of the Product or any component thereof anywhere in the world to the extent exclusively related to the marketing, selling, offering for sale, distributing or using the Product in the Territory, now in possession of Synthon or an Affiliate of Synthon, which are at the time of the Closing used in development, formulation, manufacture of the Product. Know-How shall include, without limitation, pharmacology, toxicology, drug stability, manufacturing and formulation methodologies and techniques, clinical and non clinical safety and efficacy studies, marketing studies and absorption, excretion, metabolism studies, quality control and quality assurance, and all tangible manifestations thereof, subject to Synthon’s rights to retain a copy of documents set forth in the definition of “Purchased Assets” below. To the extent any of such information, technology or know-how has applicability to products other than the Product in the Territory or other than to the synthesis or manufacture of the Product or any component thereof anywhere in the world to the extent exclusively related to the marketing, selling, offering for sale, distribution or use of the Product in the Territory, the assignment of Know-How hereunder shall be limited to the grant of a fully paid, exclusive (with respect to the Territory), perpetual license to use such information, technology or know-how only to the extent related to the Product. “JDS Know-How” shall mean any such Know-How now or hereafter possessed by JDS which would be defined in this Section if possessed or developed by Synthon.
          “Law” shall mean all applicable laws (including, without limitation, the Federal Food, Drug and Cosmetic Act, as amended, corresponding Canadian law and other national, state, provincial and local laws) governing the manufacture, marketing, advertising, distribution and sale of the Product or any other obligations of the parties thereunder, including regulations promulgated thereunder.
          “Licensed Patents” shall mean
          (a) each claim of each patent of Synthon or any Affiliate listed on Schedule 1A and Schedule 1B;
          (b) each claim of each patent issuing from or on each patent application listed on Schedule 1A and Schedule 1B; and

          (c) each claim of each application for letters patent which has been filed by or assigned to Synthon, or any of its Affiliates, as the case may be, and each claim of each patent issuing from or on any such application, claiming the Product or methods for making or using the Product and in each case (including subsections (a) and (b) above) including extensions, continuations, continuations-in-part, reissues and divisions thereof, and any other patents or patent applications relating to any form or derivative of paroxetine, including, but not limited to, salts, esters, chelates, enantiomers, diastereoisomers, prodrugs and metabolites.
          For purposes of this definition only, the term “Product” shall be deemed to include any form or derivative of paroxetine, including but not limited to, salts, esters, chelates, enantiomers, diastereoisomers, prodrugs and metabolites. From and after the date hereof, from time to time as appropriate, Synthon shall update Schedules 1A and 1B to reflect any additional patents and patent applications which fall within the scope of subsection (c) above.
          “Manufacturing Agreements” shall mean the contracts and agreements identified on Schedule 1D relating to the formulation, manufacture, packaging, testing, validation, storage or shipment of the Product or any component thereof.
          “Marketing Authorization” shall mean the approval by a Regulatory Authority permitting the marketing, sale and distribution (and, if applicable, pricing and reimbursement) of the Product within the Territory, including, without limitation, the NDA.
          “Marketing Information” shall have the meaning set forth in Section 4.9.
          “Marketing Materials and Data” shall mean all physician lists, customer lists, marketing studies, market research materials, advertising and promotional materials, other similar information and data, including without limitation, records of sales and cost data for the immediate three (3) years preceding the Closing, to the extent pertaining to the marketing or distribution of the Product in the Territory which items are in the possession or control of Synthon or any of its Affiliates, promotional booths and displays, and all equipment and other materials used in connection with the sale or promotion of the Product whether or not located at Synthon’s offices.
          “NDA” shall mean a New Drug Application including amendments and supplements thereto approved by the FDA in respect of the marketing of the Product in the United States and all corresponding applications and approvals in Canada.
          “Net Sales” of the Product for a period following the Closing shall mean the gross proceeds from sales of the Product in the Territory by JDS and its Affiliates or permitted licensees to unaffiliated third parties, less (i) allowances for returns and discounts given to customers, including, without limitation, discounts made by means of rebates, Chargebacks or contract administration fees with customers that are directly related to sales of Product in the Territory (and including rebates or other payments required to be paid to governmental entities in connection with sales of Product in the Territory pursuant to the Omnibus Budget Reconciliation Act of 1990 and similar or other Federal or state legislation or programs) and (ii) any taxes or duties included in gross invoice amounts. For purposes of the definition of Net Sales, the term “Product” shall include all products marketed by JDS or a permitted licensee within the Territory which contain paroxetine mesylate. The Net Sales shall be calculated in accordance with US GAAP.
          “Patents” shall mean:
          (a) each claim of each patent of Synthon or any Affiliate listed on Schedule 1C; and

          (b) each claim of each patent issuing from or on each patent application listed on Schedule 1C.
          “Product” shall mean any pharmaceutical product containing paroxetine mesylate in all dosage forms and formulations, including, without limitation, the pharmaceutical product known as Pexeva® paroxetine mesylate approved for marketing in the United States pursuant to NDA 21-299, whether sold under the “Pexeva®” trademark, any other brand name or as a generic product.
          “Product Intellectual Property” shall mean any and all of the following intellectual property rights now owned or controlled (including, without limitation, by means of in-license) by Synthon or any Affiliate to the extent used in the development, manufacture, sale, use, marketing and distribution of the Product in the Territory or to the extent used in the synthesis or manufacture of the Product or any component anywhere in the world to the extent exclusively related to the marketing, sale, offer to sell, distribution or use of the Product in the Territory, or in obtaining Marketing Authorizations: (i) Patents (other than those listed in Schedules 1A and 1B which are addressed as “Licensed Patents” in Section 2.6); (ii) Know-How; (iii) copyrights in any copyrightable Marketing Material and Data; and (iv) Trademarks, proprietary rights to universal resource locators (URLs), websites and web pages to the extent exclusively related to the Product within the Territory.
          “Purchase Price” shall mean the consideration as further defined in Section 3.1 below paid by JDS to Synthon for the transfer of Synthon and it Affiliates’ entire right, title, and interest in the Product in the Territory and with respect to the synthesis and manufacture of the Product or any component thereof anywhere in the world to the extent exclusively related to the marketing, sale, offer for sale, distribution or use of the Product in the Territory.
          “Purchased Assets” shall mean the following: (i) the Product Intellectual Property; (ii) the license to the Licensed Patents referred to in Section 2.6, (iii) all outstanding orders relating to the Product in the Territory and Contracts; (iv) the Inventory (but only to the extent JDS has elected to acquire Inventory at Closing pursuant to Section 2.2); (v) the Marketing Material and Data; (vi) the NDA; (vii) all rights or claims of Synthon or any Affiliate in respect to any of the foregoing against any third party including, without limitation, any prior owner of Product Intellectual Property but excluding any right of Synthon to receive payment for Product shipped prior to Closing; (viii) a nonexclusive right to use all Synthon equipment and machinery located at facilities where Product is manufactured (as set forth on Schedule 1F, which Schedule includes the location of such equipment and machinery) as long as JDS is manufacturing Product at such facility and in accordance with the further provisions set forth in Section 2.7; and (ix) all goodwill relating to any of the above. Synthon may retain a copy of all documents or materials included in the Purchased Assets for archival purposes, for purposes of fulfilling its obligations under this Agreement and under applicable Law and to the extent such documents or materials include or relate to Retained Assets (as hereinafter defined).
          “Quarter” shall mean the calendar quarterly periods ending March 31, June 30, September 30 and December 31.
          “Regulatory Authority” shall mean any governmental regulatory authority involved in the granting of approvals for the manufacture, sale, marketing, reimbursement or pricing of the Product (including, without limitation, the FDA) in the Territory.
          “Retained Assets” shall mean all assets of Synthon of any type, nature, status or description whatsoever, other than the Purchased Assets. For purposes of clarity and not of limitation, “Retained Assets” shall include (i) any Synthon intellectual property other than Product Intellectual Property and (ii) plant, equipment and fixed assets of Synthon other than as expressly included in the Purchased Assets.

          “Security Agreement” shall have the meaning set forth in Section 3.1(b).
          “Specifications” shall have the meaning set forth in Section 4.8.
          “Supply Agreement” shall mean that certain supply agreement to be entered into between Synthon and JDS on the Closing Date whereby Synthon has agreed to supply JDS with certain quantities of API and Inventory from time to time pursuant to the terms of such agreement in form and substance as annexed hereto as Exhibit D.
          “Territory” shall mean the United States and Canada.
          “Threshold Loss Amount” shall have the meaning set forth in Section 10.2(a).
          “Trademarks” shall mean the trademarks set forth on Schedule 4.6(a), including all goodwill associated therewith.
          “Transition Period” shall mean a period not to exceed ninety (90) days from the Closing during which time Synthon will assist JDS with certain defined services more fully set forth in the Transition Services Agreement.
          “Transition Services” shall mean the services provided by Synthon during the Transition Period under the Transition Services Agreement.
          “Transition Services Agreement” shall mean that certain transition services agreement entered into between Synthon and JDS on the Closing Date whereby Synthon will provide the Transition Services to JDS during the Transition Period in form and substance as annexed hereto as Exhibit A.
          “United States” shall mean the United States of America, and its territories and possessions, including Puerto Rico irrespective of its political status.
          “US GAAP” shall mean generally accepted accounting principles that are in effect in the United States.
     2. Purchase and Sale of Purchased Assets.
          2.1. Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Synthon shall sell, transfer, convey, assign and deliver, or cause to be sold, transferred, conveyed, assigned and delivered, to JDS, free and clear of all Encumbrances, and JDS, or any assignee or Affiliate of JDS, shall purchase, acquire and accept from Synthon (and, to the extent applicable, Affiliates of Synthon) all of Synthon’s (and, if applicable, its Affiliates’) right, title and interest in and to the Purchased Assets.
          2.2. Inventory. Prior to the Closing Date, the Parties shall cooperate to provide information to JDS as to Inventory (including lot numbers, dosage strengths and dating) which Synthon reasonably expects to have available as of the Closing Date. At least two (2) business days prior to the Closing Date, JDS will provide Synthon with a written notice of Inventory which JDS intends to purchase at closing (the “Inventory Notice). Promptly following receipt of the Inventory Notice, and in any event no later than, the business day prior to the Closing, Synthon shall provide JDS with written notice based on the Inventory Notice indicating the number of lots of Inventory with at least 18 months left before expiration that it will have available at Closing, including specific dosage strengths and dating information (the “Closing Inventory”). JDS may elect, but shall not be obligated, to purchase some or all of the Closing Inventory at Inventory Cost. By notice to Synthon delivered at the Closing, JDS will indicate which lots of inventory are to be included in the Purchased Assets. Synthon shall deliver at Closing a Certificate stating that the Closing Inventory delivered to JDS as part of the Purchased Assets conforms to the description of the Closing Inventory (e.g., the number of lots, dosage strengths and dating) set forth on the JDS Inventory Notice. To the extent JDS has so elected to purchase Inventory at Closing, the cash portion of the Purchase Price payable pursuant to Section 3.1 will be increased as provided by Section 3.2. Any remaining Inventory may be purchased by JDS from time to time pursuant to the Supply Agreement, provided, however, Inventory with less than twelve (12) months before expiration may be donated to accredited or recognized charitable organizations by Synthon outside of the Territory (subject to JDS prior written consent and provided the recipient agrees in writing not to export the Inventory to the Territory) or destroyed by Synthon. To the extent that Inventory purchased by JDS at Closing or pursuant to the Supply Agreement is not sold in the ordinary course, JDS may return to Synthon remaining Inventory with less than twelve (12) months left before expiration for a full refund, which JDS may obtain by offsetting the amount thereof against payments due to Synthon pursuant to 3.4 below, or to any other payments due to Synthon pursuant to this Agreement or the Supply Agreement.
          2.3. Retained Assets. Notwithstanding anything contained in this Agreement to the contrary, from and after the Closing, Synthon shall retain all of its right, title and interest in and to the Retained Assets. Notwithstanding the foregoing, except as expressly provided elsewhere in this Agreement, Synthon shall retain no interest, royalty or intellectual property rights relating to the Product in the Territory or relating to the synthesis or manufacture of the Product or any component thereof anywhere in the world to the extent exclusively related to the marketing, selling, offering for sale, distribution or use of the Product in the Territory.
          2.4. Delivery of Know-How. As described herein, Synthon shall disclose to JDS any Know-How in its possession on the Closing Date relating to the Product in the Territory or with respect to the synthesis or manufacture of the Product or any component thereof anywhere in the world to the extent exclusively related to the marketing, sale, offer for sale, distribution or use of the Product in the Territory and shall deliver to JDS at the Closing all tangible manifestations thereof, subject to the rights of Synthon to retain copies provided herein. From and after the Closing Date, Synthon shall continue to cooperate with JDS, as JDS may from time to time reasonably request, in order to more fully convey the Know-How to JDS.
          2.5. Contracts and NDA. Subject only to the provisions of the Transition Services Agreement and as set forth below, JDS will assume the obligations under the Contracts and the NDA to the extent arising from and after the Closing.
          2.6. Patent License. At the Closing, Synthon shall grant to JDS a fully paid-up, perpetual license in form and substance as set forth on Exhibit C.
          2.7. Right to Use Equipment and Machinery. In connection with and during the term of the grant by Synthon to JDS of the non-exclusive right to use the equipment and machinery listed on Schedule 1E included in the Purchased Assets, Synthon agrees that it shall not remove or relocate any of such equipment or machinery from its current location or use or authorize the use of any such equipment or machinery in any manner which would prevent or delay the use thereof by JDS for the manufacture of Product. To the extent Synthon uses or grants a licensee the use of any of the equipment or machinery for any purpose, any incremental costs incurred in connection with the use of such equipment or machinery for the manufacture of Product, including but not limited to costs associated with cleaning or validation of the equipment and machinery, shall be for Synthon’s account.

     3. Purchase Price.
          3.1. Payments of Purchase Price. As full consideration for the Purchased Assets, JDS shall pay or cause to be paid to Synthon the following separate and distinct payments which together constitute the Purchase Price (the “Purchase Price”):
          (a) US $10,000,000, subject to adjustment as set forth in Sections 3.2 and 3.3 below, to be paid by wire transfer of immediately available funds on the Closing Date to an account designated by Synthon in writing;
          (b) US $2,000,000 on each of December 31, 2007 and December 31, 2008 plus (i) $1,000,000 if Net Sales during the calendar year ending on the date of such payment equal or exceed US $7,000,000 but are less than US $8,000,000 or (ii) $2,000,000 if Net Sales during the calendar year ending on the date of such payment equal or exceed US $8,000,000. Any additional payment pursuant to subclauses (i) or (ii) of this Section shall be paid by wire transfer on the last business day of the first calendar quarter of the year immediately following the calendar year in respect of which such payment became due. At the Closing, JDS and Synthon will execute and deliver a security agreement in substantially the form and substance as annexed hereto as Exhibit B (the “Security Agreement”) pursuant to which JDS will provide collateral security to Synthon for the payments contemplated by this subsection (b) in accordance with the terms and conditions therein set forth. JDS reserves the right to prepay all or any portion of the Purchase Price provided by this Section 3.1(b) at any time on or after the Closing. The parties agree that any such prepayment will be discounted at a rate of 9.75% per annum from the original due date of the payment to the date of payment prepaid based on the number of days in such period, determined in the inverse order of maturity. Notwithstanding the foregoing, any prepayment which does not include payment with respect to amounts which may become due pursuant to subclauses (i) or (ii) above will not discharge the obligation to make any such payments as they otherwise become due and payable;
          (c) US $1,250,000, payable with respect to each of the first two calendar years, if any, from 2007 through 2017, inclusive, as to which annual Net Sales equal or exceed US $10,000,000. Each such payment shall be paid by wire transfer on the last business day of the first calendar quarter of the year immediately following the calendar year in respect of which such payment became due. In the event one or both of the payments provided by this subsection does not accrue before January 1, 2009, any of such payments which subsequently become due shall be increased by a factor of 5% per annum commencing on January 1, 2009; and
          (d) US $5,000,000, payable with respect to the first calendar year, if any, from the Closing through and including 2017, as to which annual Net Sales equal or exceed US $30,000,000. Such payment shall be made by wire transfer on or before the last business day of the first calendar quarter of the year immediately following the calendar year in respect of which such payment became due.
          3.2. Purchase Price Adjustment for Inventory. To the extent JDS has elected to purchase Inventory as of the Closing Date, the Purchase Price payment pursuant to Section 3.1(a) shall be increased by an amount equal to the product of (i) the number and type of units of Inventory purchased multiplied by (ii) the Inventory Cost for each such Unit.
          3.3. Purchase Price Adjustment for Distribution Channel Inventory. In addition to the adjustment provided by Section 3.2 and whether or not JDS has elected to purchase Inventory at the

Closing, the Purchase Price payable pursuant to Section 3.1(a) shall be adjusted to reflect Inventory of Product sold by Synthon prior to the Closing and then held by wholesalers or other distributors in accordance with the following provisions of this Section:
          (a) Synthon and JDS agree that the average quantities of Product historically maintained by wholesalers in the Territory or to the extent exclusively maintained for sale, offer for sale, distribution or use in the Territory (the “Average Wholesaler Inventory”) is *** bottles.
          (b) Prior to the Closing, Synthon shall obtain and disclose to JDS inventory reports from McKesson, Amerisource Bergen, and Cardinal, which reports provide information as to wholesaler inventory and in-transit in-bound quantities of Product as of the most recent practicable date prior to the Closing Date (the “Closing Wholesaler Inventory”). The parties agree that the sum of the McKesson, Amerisource Bergen, and Cardinal inventory reports shall be deemed to constitute eighty-five percent (85%) of the Closing Wholesaler Inventory.
          (c) In the event the Closing Wholesaler Inventory exceeds the Average Wholesaler Inventory, the Purchase Price payable pursuant to Section 3.1 (as adjusted, to the extent required, by Section 3.2) shall be reduced by an amount equal to the product of (i) the number of bottles by which the Closing Wholesaler Inventory exceeds the Average Wholesaler Inventory and (ii) the Average Selling Price.
          3.4. Additional Fee.
          (a) As part of the Purchase Price delivered in consideration for the Purchased Assets, and in addition to the amounts set forth in Section 3.1 hereof, JDS shall pay Synthon $.075 for each tablet of the Product or any product containing paroxetine mesylate as an active ingredient that is sold for commercial distribution by JDS, its agents or Affiliates (the “Additional Fee”) during the Additional Fee Period. For purposes of clarification, no Additional Fee shall be attributed to the Product or any product containing paroxetine mesylate as an active ingredient distributed as samples or held in inventory by JDS, its agents or Affiliates. Additional Fee shall be payable Quarterly within 45 days of the end of the Quarter to which each payment relates. Each payment of Additional Fee shall be accompanied by a statement setting forth the number of tablets sold by JDS, its agent or Affiliate for the Quarter.
          (b) Subject to sections (c), (e) and (f) below, in the event the Additional Fee payments for a calendar year are less than $350,000, JDS shall pay Synthon the difference between the total Additional Fee paid with respect to such calendar year and $350,000, which amount shall be paid together with the Additional Fee payment for the first Quarter of the following calendar year.
          (c) In the event the Additional Fee payments for any calendar year are in excess of $350,000, the excess shall be applied to reduce the annual minimum Additional Fee obligation for the next (and subsequent) calendar years until such entire excess has been so applied.
          (d) JDS’s total payments of Additional Fees to Synthon with respect to sales of the Product or any product containing paroxetine mesylate as an active ingredient during the Additional Fee Period shall equal at least the Additional Fee Aggregate Minimum (as defined below). The Additional Fee Aggregate Minimum shall be equal to $10,000,000, provided however, if the Additional Fee Period ends prior to the Additional Fee Expiration Date, the Additional Fee Aggregate Minimum shall be adjusted to equal $10,000,000 multiplied by a fraction, the numerator of which is the number of months in the Additional Fee Period and the denominator of which shall be the number of months from the Closing Date until June 10, 2017. In the event payments of Additional Fee pursuant to this Section during the Additional Fee Period are less than the Additional Fee Aggregate Minimum, JDS shall pay the difference between the total Additional Fee paid and the Additional Fee Aggregate Minimum within 45 days of the Additional Fee Period. JDS reserves the right to prepay the amount of any Additional Fee Aggregate Minimum remaining due (after taking into account all previous payments of Additional Fee) at any time on or after Closing. The parties agree that any such prepayment will be discounted at a rate of 9.75% per annum from June 10, 2017 to the date of payment prepaid based on the number of days in such period. The prepayment of the Additional Fee Aggregate Minimum shall constitute payment in full of all obligations pursuant to this Section 3.4 and no further payments of Additional Fee shall be due thereafter.
          (e) With respect to the partial calendar years at the beginning and the end of the Additional Fee Period, that is (i) the period from the Closing Date until the end of the first Calendar Year and (ii) the period from January 1 of the final year of the Additional Fee Period and the last day of the Additional Fee Period, (assuming the last day is prior to December 31 of the final year of the Additional Fee Period) the minimum threshold amount described in Section 3.4(b) shall be adjusted downward on a pro rata basis. For example, if there are only 292 days in a partial calendar year, the minimum Additional Fees for such period shall be $280,000.
          (f) To the extent that JDS has purchased Inventory, excluding samples, from Synthon as of the Closing Date pursuant to Section 3.2 above, a credit in the amount of $.075 times each Tablet included in the purchased Inventory, excluding samples, (the “Additional Fee Credit”) shall be applied (i) to reduce any Additional Fee payment required pursuant to Section 3.4 (a) as such Additional Fee becomes due and payable until the entire Additional Fee Credit has been so applied and (ii) to reduce the $350,000 Additional Fee minimum payable pursuant to Section 3.4(b) until the entire Additional Fee Credit has been so applied, provided, however, the Additional Fee Credit shall not be applied to reduce the $10,000,000 total Additional Fee Aggregate Minimum payable pursuant to Section 3.4(d).
          (g) JDS shall maintain accurate books and records for a period of no less than three years from the periods covered reflecting commercial sales of Product during the Additional Fee Period, which books and records shall be available for audit and inspection by Synthon or an independent auditing firm to which JDS has no reasonable objection from time to time upon reasonable advance notice solely for purposes of verifying the amount of Additional Fees and other payments due under this Agreement. In the event any such audit discloses that Additional Fee payments or other payments were underpaid by 5% or more with respect to any consecutive six (6) month period, JDS shall reimburse Synthon for the reasonable cost of the audit and shall be liable for interest equivalent to 1% compounded monthly of the aggregate amount of the discrepancy from the date such payments were due.
          3.5. Adjustments upon Transfer. Unless otherwise waived by means of a written waiver by Synthon, JDS shall not assign, transfer or exclusively license (whether by means of a sale of substantially all of JDS’s business or assets, or by merger, stock sale or similar corporate reorganization) its rights to the Product to any third party other than an Affiliate unless, effective with closing of any such transaction, all Purchase Price provided by Section 3.1(b) (except to the extent of additional payments pursuant to subclause (i) or (ii) thereof not yet due, which will be treated in accordance with the further provisions of this Section) and the Additional Fee Aggregate Minimum provided by Section 3.4(d) and not yet payable as of such date, shall have been paid to Synthon, provided that each such payment shall be discounted at a rate of 9.75% per annum from the original due date of the payment to the date of payment prepaid based on the number of days in such period, determined in the inverse order of maturity. The prepayment of the Additional Fee Aggregate Minimum shall constitute payment in full of all obligations pursuant to Section 3.4 and no further payments of Additional Fee shall be due thereafter. In addition, JDS shall be required to cause the purchaser or transferee of JDS’s rights to the Product to assume in writing for the benefit of Synthon the obligation to make all other payments pursuant to Section 3.1 as and when such payments would otherwise become due and payable hereunder. In the event the purchaser or transferee of JDS’s rights to the Product defaults in any payment obligation pursuant to Section 3.1,

JDS shall remain liable for the full amount of such obligation until such time as the amount is paid in full and shall promptly, and in no event later than ninety (90) days, remit such payment to Synthon upon receipt of a notice of payment default on the part of such purchaser or transferee. JDS agrees to provide notice to Synthon of the pendency of any transaction referred to in this Section 3.5 as promptly as practicable in advance of the closing of any such transaction.
     4. Representations and Warranties of Synthon. Except as otherwise disclosed on Schedule 4 (Exceptions) (which Schedule indicates the section to which each exception relates), Synthon hereby represents and warrants to JDS as follows:
          4.1. Organization; Standing. Synthon is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
          4.2. Authorization; Binding Effect. The execution and delivery by Synthon of this Agreement, the performance by Synthon of its obligations hereunder and the consummation by Synthon of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Synthon. This Agreement has been duly executed and delivered by a duly authorized representative of Synthon and constitutes the valid and legally binding obligation of Synthon enforceable against Synthon in accordance with its terms.
          4.3. No Conflict; Consents. The execution, delivery and performance of this Agreement by Synthon do not (a) violate or result in the breach of, constitute a default under, or accelerate the performance required by, any term of any covenant, agreement or understanding to which Synthon or any Affiliate is a party, or any judgment, order, decree, law, rule or regulation to which Synthon or any Affiliate is subject or (b) require the consent or agreement of any third party (including governmental bodies).
          4.4. Title to Purchased Assets; Liens and Encumbrances. Synthon or an Affiliate has, and on the Closing Date will have, good title to the Purchased Assets, free and clear of all Encumbrances whatsoever. Synthon’s disclosure and delivery of the Product Intellectual Property, including Know-How, prior to, on or after the Closing Date to JDS in the manner contemplated hereby will not violate the rights of any third party.
          4.5. Claims; Litigation. There is no action, arbitration, or other legal or administrative proceeding, pending, or, to the knowledge of Synthon, threatened, against Synthon or any Affiliate pertaining to the Product or the Purchased Assets (including, without limitation, claims in the nature of product liability or patent or other intellectual property infringement), no claims by any individual named on Schedule 4.12 against Synthon, and, to the best of Synthon’s knowledge, no governmental investigation pertaining to any of the foregoing is pending or threatened, in each such case in any country. Synthon has in good faith made available to JDS all of its files and the files of each Affiliate relating to the Purchased Assets and has delivered true and complete copies thereof to JDS, all communications with regulatory authorities in the Territory with respect to the Product (except for purely ministerial, non-substantive communications).
          4.6. Product Intellectual Property.
          (a) Schedule 4.6(a) constitutes a true and correct list of all Product Intellectual Property (inclusive of such properties as are owned, or in-licensed by Synthon or any Affiliate or presently used by Synthon or its Affiliates). Synthon or an Affiliate owns all right, title and interest in and to all of the Synthon or Affiliate owned properties, and the full right and interest in and to the in-licensed properties, and is legally entitled to transfer to JDS, all of the Product Intellectual Property. Such transfer to JDS is free and clear of all Encumbrances (for all properties) and free of license or royalty obligations to any third party whatsoever (other than those designated as in-licensed, in which case any royalty or other obligation of Synthon or any Affiliate to any third party is separately identified and disclosed on Schedule 4.6(a)) and free of all license or royalty obligations to any party other than the identified licensor and obligations for in-licensed properties identified on Schedule 4.6(a). No third party (including, for this purpose, directors, officers, employees or other consultants to or agents for Synthon or any Affiliate) has any legal or beneficial interest in the Product Intellectual Property or any right to restrict, limit or terminate any of Synthon’s or its Affiliates’ rights to the Product Intellectual Property.
          (b) All necessary registration, maintenance and renewal fees due in connection with such Product Intellectual Property have been paid through the Closing Date and all necessary documents and certificates in connection with such Product Intellectual Property have been filed with the relevant patent, copyright or other governmental or Regulatory Authorities for the purposes of maintaining such Product Intellectual Property.
          (c) Synthon does not know of any reasonable basis for anyone to assert that the manufacture, importation, sale, marketing, promotion or use of the Product infringes or misappropriates the intellectual property rights of any third party in the Territory, or anywhere in the world with respect to Purchased Assets to the extent utilized by Synthon for purpose of making, using, selling, offering to sell, or distributing the Product in the Territory or synthesizing or making the Product anywhere in the world to the extent exclusively related to the marketing, sale, offer for sale, distribution or use of the Product in the Territory, and has not received any notice from any person of any claims of infringement or misappropriation with respect thereto. Other than the patent interference proceedings with GlaxoSmithKline described further on Schedule 4 that were resolved in Synthon’s favor, no claim of ownership, infringement or invalidity adverse to the ownership or use by Synthon or any Affiliate of any of the Product Intellectual Property (including without limitation, any such claim by any shareholder, officer, director, manager, employee, consultant or agent of Synthon or any Affiliate) has been asserted nor does Synthon know of any reasonable basis for any such claim. Synthon does not know of any activity being conducted which would constitute an infringement of the Product Intellectual Property in the Territory or with respect to Purchased Assets to the extent utilized by Synthon for purposes of marketing, selling, offering for sale, distribution or use of the Product in the Territory or utilized by Synthon for purpose of synthesizing or manufacturing the Product anywhere in the world to the extent exclusively related to the marketing sale, offer for sale, distribution or use of the Product in the Territory.
          (d) All Trademarks relating to the Product are the sole property of Synthon. Synthon has no knowledge of any prior use, infringement, piracy or counterfeiting of such Trademarks, any superior rights by any third party in such Trademarks, or any adverse claims pertaining to such Trademarks.
          (e) The Product Intellectual Property includes all of Synthon’s and its Affiliates interest and rights to make, use, sell, offer to sell, distribute and import the Product in the Territory and to synthesize or manufacture the Product or any component thereof anywhere in the world to the extent exclusively related to the marketing, sale, offer for sale, distribution or use of the Product in the Territory and all of its rights to prevent others from making, selling, offering to sell, distributing, using or importing the Product in the Territory and from synthesizing or manufacturing the Product or any component thereof anywhere in the world to the extent exclusively related to the marketing, sale, offer for sale, distribution or use of the Product in the Territory.

          (f) For purposes of this Section 4.6, the term “Product Intellectual Property” shall be deemed to include the Licensed Patents.
          4.7. Contracts. Set forth on Schedule 4.7 is a true, correct and complete list of the Contracts. Synthon has previously furnished to JDS, or has provided JDS with access to, true, complete and correct copies of the Contracts (or with respect to any of the Contracts which are in oral form true, complete and correct written descriptions thereof). Except as otherwise set forth on Schedule 4.7, the Contracts constitute the only contracts, licenses, agreements, commitments and arrangements, whether oral or written, used by Synthon or any Affiliate or of which Synthon or any Affiliate has the benefit, with respect to the marketing, promotion, sale or distribution of the Product in the Territory or with respect to formulation, manufacture, validation, testing or storage of the Product anywhere in the world to the extent exclusively related to the sale, offer for sale, marketing, distribution or use of the Product in the Territory. The Contracts are in full force and effect, without revocation or change, and neither Synthon nor, to Synthon’s knowledge, any other party to any of the Contracts is in default of its respective obligations thereunder, nor does any condition exist which, with notice or lapse of time or both, would constitute a default by any such party of its respective obligations under any of the Contracts. Synthon is not aware of any dispute with respect to the performance of any material term or condition of any of the Contracts.
          4.8. Legal and Regulatory Compliance; Specifications. To the best of Synthon’s knowledge, the NDA included in the Purchased Assets is the only governmental permit, authorization or approval required for the manufacture, labeling, packaging, sale, shipment, marketing or promotion of the Product in the United States excepting any such permits, authorizations or approvals applicable generally to the transaction of pharmaceutical business by corporations in jurisdictions where Synthon and its Affiliates currently conduct business, including, without limitation, state prescription drug wholesaler licenses. The Product, as manufactured, sold and delivered by Synthon or its Affiliates in the Territory or anywhere in the world to the extent exclusively related to the making, sale, offer for sale, distribution or use of the Product in the United States prior to the date hereof (including, without limitation, the Inventory) was (i) manufactured, packaged, labeled, stored, sold and shipped in compliance with the NDA and with the quality control procedures, formulae and specifications (collectively “Specifications”) previously furnished to JDS in writing and in substantial compliance with all applicable FDA, and federal, state and local laws and regulations, including, without limitation, applicable current Good Manufacturing Practice regulations promulgated by the FDA and all rules and regulations promulgated thereunder; and (ii) free from all material defects in manufacture, storage, packaging and the printing and affixing of labels. The Product and the Inventory at the date hereof is labeled in compliance with all applicable FDA and state and local regulations. The Specifications substantially comply with all applicable FDA and corresponding state and local regulations, including, without limitation, applicable current Good Manufacturing Practice regulations promulgated by the FDA. The NDA remains in effect and Synthon has submitted all reports to the FDA with respect to the NDA required to have been submitted prior to the date hereof. No regulatory action is pending or to Synthon’s knowledge threatened with respect to the NDA. To the best of Synthon’s knowledge, no regulatory action is pending or threatened with respect to the Product or any component thereof anywhere in the world where the Product or any such component is being manufactured, stored or shipped to the extent exclusively related to the marketing, sale, offer for sale, use or distribution in the Territory. Synthon has paid all fees applicable to its ownership of the NDA for all periods prior to the Closing.
          During the past two (2) years, Synthon has been in material compliance with all Laws relating to the marketing and distribution of the Product in the Territory and has filed or submitted all reports and information required by such Laws on a timely basis.

          4.9. Financial and Other Information. Synthon has previously furnished to JDS or has identified to JDS and provided JDS an opportunity to review, (i) a copy of the NDA included in the Purchased Assets and copies of all correspondence and other communications between Synthon and the FDA related thereto; (ii) all representative information and data in Synthon’s possession or control concerning the manufacturing formulae, manufacturing and control procedures, quality control specifications, validation data and stability data in respect of the manufacture, packaging, labeling, storing, sale and delivery of the Product in or with respect to the Territory; (iii) representative financial information (including, without limitation, (A) sales of Product in the Territory through December 31, 2004 and the six-month period ended June 30, 2005, (B) representative wholesaler stocking data and return and allowance percentages and other data possessed by Synthon with respect to returns and allowances pertaining to the Product with respect to the Territory, (C) representative sales data and costs to Synthon of the manufacture, packaging, labeling, storage, sale and delivery of the Product with respect to the Territory, and (D) representative sales, promotional, advertising and marketing expenses relating to the Product with respect to the Territory (collectively, the “Financial Data”)); and (iv) representative information in Synthon’s possession or control (“Marketing Information”) relating to the sale, promotion, advertising and marketing of the Product in the Territory other than the Financial Data. Sales, cost and expense information included in the Financial Data were prepared on a basis consistent with generally accepted accounting principles. The Financial Data furnished or to be furnished by Synthon to JDS do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the facts disclosed therein not materially misleading in light of the circumstances in which disclosed. The Marketing Information is representative of such information utilized by Synthon in connection with its marketing and distribution of the Product in the Territory. In addition, Synthon has furnished to JDS complete and unaltered copies of all marketing data pertaining to the Product with respect to the Territory in the possession or control of Synthon or any Affiliate prepared by third parties on behalf of Synthon or any such Affiliate.
          As used in this Section 4.9, the term “representative” as applied to data or information shall not necessarily mean every item of such data or information but shall mean data or information which, when taken as a whole, presents a fair and accurate depiction of the subject matter of the data or information being presented and which does not reasonably require the provision of other data or information in respect of such subject matter to make the data and information presented not materially misleading.
          4.10. Inventory. Schedule 4.10 sets forth the amount, kind and dating of Inventory on hand as of September 30, 2005, including batch numbers by SKU and corresponding expiration dates. As of the Closing Date, all such Inventory is in good and marketable condition and is in compliance with all applicable federal, state and local laws and regulations applicable to its manufacture, labeling and storage. The expiration dates applicable to all such Inventory (which provide for at least twelve (12) months dating) are sufficient to permit the sale thereof in the normal course of business as has historically been conducted by Synthon with respect to its sales of the Product in the Territory.
          4.11. Environmental Representation.
          (a) To the best of its knowledge, Synthon is not in violation, or alleged to be in violation, of any federal, state or local judgment, decree, order, consent agreement, law (including common law), license, rule or regulation pertaining to environmental health or safety matters, including without limitation those arising under the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986 as amended, the Water Act, as amended, the Federal Clean Air Act, as amended, the Toxic Substances Control Act, or any state or local analogue (an “Environmental Law”).

          (b) Synthon has not received any notice, complaint, order, directive, claim or citation from any third party, including without limitation any federal, state or local governmental authority, indicating or alleging that Synthon or any predecessor may have any liability or obligation under any Environmental Law.
          4.12. Employment Matters.
          (a) Schedule 4.12 sets forth the name of each employee (other than the vice president of sales and marketing) of Synthon as of September 30, 2005 with responsibilities in the detailing of the Product to physicians or other customers including employees with responsibilities for communications with managed care organizations, long-term care providers, Federal and state governmental agencies and other institutions to which the Product is marketed or sold), together with the annual compensation and bonus paid to each such employee from February 1, 2004 to September 30, 2005. Schedule 4.12 also includes a true and complete description of (a) each incentive compensation plan or other compensation plan, including any retention bonus plan, currently in effect or in effect since January 1, 2004 in which such employees currently participate or have participated since January 1, 2004, (b) all employment agreements, whether oral or written, to which Synthon or any Affiliate and any of such employees are parties and a description of the terms and conditions applicable to current at-will employment arrangements to which such employees are subject and (c) each “multiemployer pension plan,” “employee welfare benefit plan” or “employee pension benefit plan” (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended to date and the regulations promulgated thereunder (“ERISA”) and referred to collectively hereinafter as “ERISA Plans”) covering any of such employees or which covered any of such employees from January 1, 2004 to the date hereof. To the extent JDS hires employees of Synthon as contemplated by Section 6.9 and in connection with such employment offers incentive compensation or retention bonuses which credit employees for service to Synthon under comparable Synthon incentive compensation or bonus programs, payments of incentive compensation or retention bonuses shall be apportioned between JDS and Synthon on a pro rata basis based on the period of employment of the affected employee by each company, respectively.
          (b) To the best of Synthon’s knowledge: each ERISA Plan complies in all material respects with all applicable laws and regulations and is operated in accordance with its terms; neither Synthon nor any Affiliate has withdrawn from any “multiemployer pension plan” included in the ERISA Plans; each of Synthon and its Affiliates has paid all premiums (and interest and late payment charges, if applicable) due for any period prior to the Closing to the Pension Benefit Guaranty Compensation (“PBGC”) with respect to each ERISA Plan; there has been no “reportable event” as defined in Section 4043(b) of ERISA and regulations of the PBGC; and the PBGC has not instituted proceedings to terminate any ERISA Plan.
          4.13. Full Disclosure. Synthon has not failed to disclose to JDS any documents, contracts, information and data in its possession or control which are materially adverse to the Purchased Assets. To the best of Synthon’s knowledge, none of the information supplied or to be supplied to JDS by Synthon under or in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.
     5. Representations and Warranties of JDS. JDS hereby represents and warrants to Synthon as follows:
          5.1. Organization; Standing. JDS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, USA and has all requisite power and authority to execute and deliver this Agreement, to own, lease and operate its properties and to carry on its business as now being conducted, including the performing of all its obligations hereunder and to consummate the transactions contemplated hereby.

          5.2. Authorization; Binding Effect. The execution and delivery by JDS of this Agreement, the performance by JDS of its obligations hereunder and the consummation by JDS of the transactions contemplated hereby have been duly authorized by all necessary action on the part of JDS. This Agreement has been duly executed and delivered by a duly authorized officer of JDS and constitutes the valid and legally binding obligation of JDS enforceable against JDS in accordance with its terms.
          5.3. No Conflict; Consents. The execution, delivery and performance of this Agreement by JDS will not violate or result in the breach of, constitute a default under, or accelerate the performance required by, any term of any covenant, agreement or understanding to which JDS or any Affiliate is a party, or any judgment, order, decree, law, rule or regulation to which JDS or any Affiliate is subject and no consents or agreements of any third party (including governmental bodies) are necessary for the performance by JDS of its obligations under this Agreement.
          5.4. No Violation, Litigation or Regulatory Action. As of date hereof, there are no actions pending or, to the knowledge of JDS, threatened against JDS or any Affiliate that are reasonably expected to materially impair the ability of JDS to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. As of the date hereof, there is no action pending or, to the knowledge of JDS, threatened that questions the legality or propriety of the transactions contemplated by this Agreement.
          5.5. Availability of Financing. JDS has, and on the Closing Date will have available funds adequate to pay the Purchase Price payable pursuant to Section 3.1(a).
          5.6. Disclosure. No representation or warranty by JDS contained in this Agreement, and to the best of JDS’s knowledge, no statement contained in any other document, certificate or other instrument delivered by or on behalf of JDS pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.
          5.7. Hart-Scott-Rodino Compliance. JDS has performed an estimate of the fair market value of the Purchased Assets in accordance with Rule 801.10(c) of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 16 C.F.R. § 801.10(c), and determined that the value of the assets being acquired is less than $53.1 million.
     6. Covenants of Synthon and JDS.
          6.1. Access. Synthon will permit JDS and its representatives, for as long as Synthon is required to maintain the applicable records pursuant to any legal or regulatory requirement in the Territory, to review from time to time during normal business hours, on reasonable notice, for reasonable business purposes and in such manner as does not unreasonably interfere with the conduct of Synthon’s business, all books, records and documents of Synthon or any Affiliate pertaining to (i) the manufacture, formulae, manufacturing and control procedures, stability data and cost of the Product in the Territory, (ii) all regulatory status and claims information relating to the Product in the Territory, and (iii) all clinical data, stability data, bioavailability data and reports pertaining to the Product in the Territory, to the extent any of the foregoing has not previously been furnished to JDS. In addition, upon JDS’s request, Synthon agrees to make available to JDS, from time to time during such period, at the facilities of Synthon, personnel of Synthon or its Affiliates who then have positions of responsibility with respect to the matters above set forth in this Section (and, to the extent then employed by Synthon or any Affiliate, additional personnel to the extent their familiarity with such matters may reasonably be required). To the extent any of such assistance is best provided by personnel who are no longer employed by Synthon, Synthon shall, upon JDS’s request, provide JDS with information Synthon may possess and may lawfully disclose as to the whereabouts of such personnel for purposes of consultation with JDS or its designated representatives. If Synthon is in possession of information as to the whereabouts of such former personnel and is unable to disclose such information to JDS, Synthon will so notify JDS and will transmit any information including JDS’s contact information to such personnel at JDS’s sole cost and expense.
          6.2. Notice by Synthon; Statements by Synthon Representatives. Within three (3) business days after the Closing Date, or as soon as practicable thereafter, Synthon agrees to mail a written notice in form and substance as agreed to by the parties to all current customers in the Territory listed in Synthon’s records. All sales representatives and national account managers of Synthon and its Affiliates shall be instructed that, in connection with any inquiries regarding the Product with respect to the Territory (other than inquiries related to the use of the Product in the Territory prior to the date hereof) from and after the date hereof, they will indicate (i) if such representatives or managers have not elected to become employees of JDS following the Closing, that the Product with respect to the Territory has been acquired by JDS and that JDS should be contacted for further information with respect thereto and (ii) if such representatives or managers have elected to become employees of JDS following the Closing, that the Product with respect to the Territory has been acquired by JDS and such employees will continue to represent the Product to such customers on behalf of JDS. The parties will cooperate as may be reasonably required to assure a smooth transition of sales and marketing efforts with respect to the Product with respect to the Territory.
          6.3. Chargebacks, Rebates and Returns. The parties have agreed to proceed as set forth below with respect to Chargebacks, Credits or government contracting and similar obligations:
          (a) Chargebacks and Credits. All Chargebacks or Credits with respect to Product sales which occurred prior to the Closing pursuant to a Contract or with respect to Product sales for which Synthon received the purchase price thereof shall be for the account of Synthon and all Chargebacks or Credits with respect to Product sales which occur after the Closing pursuant to a Contract or with respect to which Product was sold by or on behalf of JDS shall be for the account of JDS. For the avoidance of doubt, the parties agree that the party that ultimately receives the benefit of the underlying Product sale shall be responsible for handling and paying any related Chargeback or Credit.
               Notwithstanding the preceding, in light of the difficulties of determining which party may have sold Product which is the subject of a wholesaler Chargeback or Credit as to which lot numbers are not included in the relevant Chargeback invoice, the parties have agreed to assign responsibility for such Chargebacks and Credits (“Unidentified Claims”) as follows: All such Unidentified Claims with respect to wholesaler invoices to the trade dated on or before the Closing Date plus 24 days shall be for the account of Synthon and all such Unidentified Claims with respect to wholesaler invoices to the trade dated after such date shall be for the account of JDS. In addition, the responsibility for the allocation of wholesaler corrections and customer re-bills, irrespective of when received by Synthon or JDS, shall be allocated in accordance with the preceding provisions based upon the date for the wholesaler invoice which originally reflected the sales to which such correction or re-bill is made. The parties will cooperate and share all relevant wholesaler data so as to be able to allocate the responsibility for Chargebacks and Credits in accordance with the foregoing and to verify such allocations.

          (b) Medicaid Information. With respect to any Product sold by JDS after the Closing Date which bears a National Drug Code number of Synthon or any of its Affiliates, JDS will deliver to Synthon, within fifteen (15) days after the end of each calendar quarter, the following information: (i) the “best price” (as defined under the Social Security Act, 42 U.S.C. §1396r-8(c)(1)(C) for each Product identified by National Drug Code number, (ii) the “average manufacturer price” (as defined under the Social Security Act, 42 U.S.C. §1396r-8(k)(1)) and the number of sales units and dollars for the Product, each identified by National Drug Code number and (iii) any penalties, including without limitation CPI based rebates. JDS agrees to provide to Synthon any additional data or other information regarding sales or pricing of the Product by JDS which Synthon requests as necessary for the calculation of the rebates contemplated in this Section. JDS agrees that Synthon may use all information described in this Section in Synthon’s reporting to the Center for Medicaid Services. Synthon shall provide to JDS the base date average manufacturer price and any assumptions with respect to the calculation thereof for the Products.
          (c) Medicaid Rebates for Products. Synthon shall be responsible for paying the percentage of all Medicaid rebates incurred in the quarter in which the Closing Date occurs determined by dividing the number of days in the quarter up to the Closing Date plus 24 days by the total number of days in such quarter. JDS shall be responsible for paying directly or upon receipt of an invoice from Synthon as the case may be) the percentage of Medicaid rebates incurred in the quarter in which the Closing Date occurs determined by dividing the number of days in the quarter remaining following the Closing Date (after subtracting 24 days from the previous sentence) by the total number of days in such quarter. Thereafter, JDS shall be responsible for paying all Medicaid rebates (directly or upon receipt of an invoice from Synthon as the case may be) in all subsequent quarters. Each party may invoice the other for the direct cost of processing any such Medicaid rebates. In the event that Net Sales in the quarter in which the Closing Date occurs change by more than twenty-five percent (25%) over the previous quarter, the parties shall in good faith negotiate their respective payment obligations hereunder. Synthon understands that it shall continue to be responsible for paying when due all Medicaid rebate claims stemming from Synthon labeling of the Product which may arise after the Closing Date. JDS agrees to reimburse Synthon for all Medicaid rebate claims paid by Synthon for which JDS is responsible hereunder. The foregoing provisions notwithstanding, if there is sufficient information to reasonably determine the party responsible for the sale of the Product to which such Medicaid rebate claim relates, in which case such selling party shall be responsible for such Medicaid rebate. Any and all payments due and owing under this Section shall be paid no later than seven (7) days following Synthon’s or JDS’s receipt of the other party’s invoice therefore, which invoice shall include reasonable supporting documentation and shall specify: (i) each rebate program to which the rebate is paid, (ii) the period covered by the payment, (iii) the specific amount of the rebate paid to any such program; and (iv) a reasonable description of the direct cost to such party of processing such claim. Synthon may, from time to time upon reasonable notice and request to JDS, audit rebates charged to it by JDS, and JDS shall reasonably cooperate with any such audit or inquiry by Synthon with respect to the amount or validity of any rebate, subject to any confidentiality obligations to which JDS is subjected. Subject only to the foregoing, each party shall at all times have the exclusive responsibility for the processing and payment of any and all rebates arising from or with respect to Product bearing its National Drug Code numbers. For clarification, Synthon shall be responsible for the processing and payment of all Medicaid rebates for Products bearing its NDC number and shall invoice JDS for any and all such rebates that are JDS’s responsibility under the terms of this Section 6.3(c).
          (d) Federal Government Pricing Programs. Subject to the provisions of the Transition Services Agreement, promptly after the Closing Date, Synthon shall notify the Center for Medicaid Services, the United States Department of Defense, the Office of Drug Pricing and the Veteran’s Affairs National Acquisition Center (the foregoing being hereinafter collectively referred to as the “Federal Programs”) of JDS’s distribution rights with respect to the Product, and that as of the Closing Date that Synthon will no longer support or sell the Product under any contracts in place with said Federal Programs. JDS shall establish its own contractual relationships with the Federal Programs as soon as commercially reasonable, and Synthon shall cooperate with JDS to assure the smooth transition of federal contracting to JDS.

          (e) Recalls. If any Regulatory Authority with applicable jurisdiction shall order, or it shall otherwise become necessary to perform, any corrective action or market action with respect to the Product following the Closing (including, without limitation, any recall, field correction, market withdrawal, stock recovery, customer notice or restriction), JDS shall have the exclusive responsibility to appropriately manage such action. If such corrective action or market action is necessitated by the breach by one of the parties of any of its warranties, representations, obligations, covenants or agreements contained herein, then such party shall be liable, and shall reimburse the other party, for all reasonable costs incurred by the non-breaching party in connection with such action (including, without limitation, reasonable attorney’s fees and expenses). If each of the parties is partly responsible for such corrective action or market action, then each party shall be responsible for its proportionate share of such costs. If neither party is responsible for such corrective action or market action, then JDS shall be responsible for such costs. JDS shall also be exclusively responsible for handling all customer complaints, inquiries and the like, and Synthon shall appropriately cooperate with JDS, including the completion of an investigation and the preparation and submission of a complaint report to JDS or its designees. The preceding shall not be in lieu or limitation of any obligation of indemnity of a Party pursuant to Sections 10.1 or 10.2.
          (f) Product Returns. Returns shall be the responsibility of the party who shipped the lot with respect to which a return has occurred. From and after the Closing, Synthon shall be responsible for, and shall reimburse JDS for, the invoiced value of the returns of the Product from batches from which any sale has been made by Synthon prior to the Closing Date other than as set forth on Schedule 4.10. Schedule 4.10 sets forth all batch numbers by SKU and expiration date of batches existing on the Closing Date from which no sale has been made by Synthon other than as specifically set forth on Schedule 4.10. The mechanism for handling returns is set forth in the Transition Services Agreement. During the Transition Period, JDS shall not engage in any special pricing, rebate allowance, promotional or marketing program or activities, special returns policy or special restocking program that would impact the normal course or level of expected returns with respect to the Product.
          (g) Cooperation. The parties shall cooperate following the Closing (including, without limitation, through tracking and exchange of lot number information and pro-ration of amounts due pursuant to Contracts) from time to time and for such period as may reasonably be required to implement the intended allocation of economic responsibilities set forth in subsections (a) through (f) above.
          6.4. Contracts. To the extent requested by JDS, each of Synthon and JDS will use commercially reasonable efforts and shall cooperate (including, without limitation, by providing access to information, assistance in negotiations) to obtain assignments of the Contracts (excluding the Manufacturing Agreements) to JDS, together with obtaining such amendments or modifications thereto as JDS may reasonably request by the end of the Transition Period. In the event Synthon is unable to assign any such Contract to JDS by the end of the Transition Period, the parties agree to cooperate so that JDS will continue to receive the benefit of such Contract, subject to JDS’s accepting the obligations thereunder, in similar fashion as provided by the Transition Services Agreement until the expiration of any such Contract.
          6.5. Stability Programs; Complaints. As of the date hereof Synthon represents that it is conducting or causing to be conducted all stability testing required by applicable laws or regulations in the Territory to be conducted. Synthon shall continue such testing through its completion at JDS’s sole cost and expense. Synthon shall report the results of such tests to JDS as soon as practicable, but in no event later than thirty (30) days after each stability testing station.

          6.6. Safety Data. Each of the parties hereto shall disclose to the other party all safety reports and other information (collectively “Safety Data”) which they may from time to time receive or obtain (whether from sources within or without the Territory) with respect to any adverse drug experiences with respect to the Product, in accordance with a reporting protocol to be mutually agreed by the parties as promptly as possible following the Closing Date. JDS shall be responsible for the reporting of Safety Data to regulatory authorities in the Territory.
          6.7. Transition Services. During the Transition Period, Synthon agrees to provide the Transition Services as more fully set forth in the Transition Services Agreement.
          6.8. Regulatory Matters.
          (a) Responsibility for the Product. Subject to compliance by the parties with the applicable provisions of the Transition Services Agreement, from and after the Closing Date, JDS shall have all regulatory responsibilities under applicable laws and regulations, reporting and otherwise, in connection with the Product in the Territory.
          (b) Transfer of NDA. Subject only to the respective obligations of the parties set forth in the Transition Services Agreement:
     (i) On the Closing Date, the parties shall file with the FDA all of the documents and information required by the FDA to effect the transfer of the NDA in the Territory from Synthon or any Affiliate to JDS or an Affiliate of JDS designated by JDS. Synthon shall file and shall cause its Affiliates to file all of the documents and the information required of a former owner, including but not limited to a letter acknowledging the transfer of ownership of the NDA, and JDS shall file the information required of a new owner. Each of JDS and Synthon shall take any and all other actions required by the FDA or other relevant Regulatory Authorities, if any, to effect the transfer of the NDA from Synthon or its Affiliate to JDS or its designated Affiliate as soon as reasonably practicable. Synthon may retain an archival copy of the NDA, including supplements and records that are required to be kept under 21 C.F.R. §314.81.
     (ii) From and after the Closing Date, JDS shall assume from Synthon or its Affiliate all responsibility for any and all fee obligations for holders or owners of approved NDAs relating to the Product in the Territory, including, but not limited to, those defined under the Prescription Drug User Fee Act of 1992, as the same may be amended from time to time.
     (iii) From and after the Closing Date, JDS shall assume all regulatory responsibility with respect to the Product including those related to (A) the marketing and promotion of the Product in the Territory; (B) Adverse Drug Reaction reporting relating to the Product in the Territory; and (C) the filing of NDAs and / or supplements to NDAs for product line extensions, extensions of the expiry date and additional product claims or additions to the labeling of the Product.
          (c) Communications with Regulatory Agencies. Subject to the respective obligations of the parties set forth in the Transition Services Agreement, from and after the Closing Date, JDS shall have responsibility for all communication with the FDA with respect to the matters relating to the Product in or with respect to the Territory. From and after the Closing Date, Synthon shall make available to JDS, copies of all correspondence to or from the FDA or other applicable Regulatory Authority relating to the manufacturing and testing of the Product. From and after the Closing Date, Synthon shall make available to JDS copies of all regulatory correspondence regarding regulatory warning letters, withdrawal of any Product, and correspondence bearing on the safety and efficacy of the Product.

          (d) Additional Information. From and after the Closing Date, Synthon shall provide to JDS in a timely manner, but in no event less than sixty (60) days prior to the due date of JDS’s annual report to the FDA with respect to the Product, all information (in written form) which JDS reasonably requests regarding the manufacture of the Product which may be needed for JDS to comply with applicable annual reporting requirements of the FDA and applicable Laws.
          6.9. Offers of Employment. Subject to the accuracy of the relevant representations and warranties of Synthon set forth herein and relevant information provided to JDS by Synthon hereunder, JDS shall offer or shall arrange to have a third party contract sales organization offer in writing to employ the individuals named on Schedule 4.12, effective at the expiration of the Transition Period. Such offers of employment will include (i) base salary and incentive compensation opportunities substantially equivalent to the base salary and incentive compensation opportunities currently provided to such employees by Synthon, (ii) the waiver of waiting periods for health insurance coverage to the extent permitted by JDS’s insurance carrier or in the event JDS determines that such waiver is impracticable to obtain, an obligation to reimburse premium payments for continuation coverage with respect to health insurance currently maintained by Synthon pursuant to COBRA or similar state law, and (iii) credit for such employee’s period of employment with Synthon towards retirement plans of JDS, if any. All other economic and other terms and conditions of such employment offered shall be in the sole discretion of JDS. Unless otherwise determined by JDS in its sole discretion, such offers of employment will be on an “at-will” basis (as such term is generally interpreted in accordance with the laws of the State of New York). To the extent any of such employees are based in the offices of Synthon or any Affiliate, any such offers of employment may be made be conditional upon the relocation of the employee to the New York metropolitan area.
          6.10. Conduct Pending Closing.
          (a) Each party agrees that from and after the date hereof until the Closing Date, it shall conduct its business operations so that the representations and warranties made by it hereunder shall remain true and correct throughout such period. If notwithstanding such efforts, one or more of such representations or warranties shall be rendered materially untrue or incorrect, the party making such representation shall endeavor to eliminate such condition at the earliest possible date, rendering the representation or warranty true and correct before the Closing Date.
          (b) Synthon agrees that from and after the date hereof until the Closing Date, it shall conduct its business operations with respect to the Product in the ordinary course of business consistent with past practices. Without limiting the generality of the foregoing, Synthon shall not institute any price discounts or other promotional programs or price increases not in effect as of the date hereof without the prior written consent of JDS.
          6.11. Financial Statements. In the event JDS determines that it requires financial statements relating to the Product with respect to the Territory prepared and audited in accordance with US GAAP for any period prior to the Closing, Synthon shall cooperate with JDS at JDS’s sole expense to create and have audited such financial statements.
          6.12. Insurance. From and after the Closing, JDS shall procure and maintain, at its expense, insurance policies covering the risks associated with the manufacture, marketing, sale distribution and use of the Product in or with respect to the Territory (including, without limitation, product liability insurance of no less than *** individually and in the aggregate), which policies shall be of such character and in such amounts as are customarily maintained by entities engaged in such activities with respect to products similar to the Product. JDS shall, at Synthon’s request, provide evidence of such insurance reasonably satisfactory to Synthon.

          6.13. Synthon Covenant Regarding the Trademarks. From and after the Closing, Synthon agrees that it will not utilize or seek to utilize the Trademarks or the goodwill associated therewith anywhere in the world.
          6.14. Retained Asset Dispositions. Synthon will not sell, transfer, assign or otherwise dispose of any of the Retained Assets without making adequate provision, to the reasonable satisfaction of JDS, for the assumption and performance by any assignee or transferee of Synthon’s obligations to JDS hereunder, and under the Transition Services Agreement.
          6.15. Prohibition on Assignment. From and after the Closing, JDS will not assign, transfer or sub-license the Product unless it complies with the provisions of Section 3.5.
     7. Closing.
          7.1. Time and Place. The Closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets (the “Closing”), shall take place at the offices of Hutchinson + Mason PLLC, Raleigh, North Carolina, counsel to Synthon, on November 1, 2005 or as soon as practicable thereafter (the “Closing Date”). In the event the Closing has not occurred by December 31, 2005, either party (unless such party is the cause of the delay in Closing) may elect to terminate this Agreement (without prejudice to any other right or remedy provided such party hereunder) by furnishing written notice to the other party.
          7.2. Conditions Precedent to JDS’s Obligations. Each and every obligation of JDS to be performed on the Closing Date shall be subject to the satisfaction prior to or on the Closing Date of each of the following conditions, any or all of which may be waived by JDS in writing:
          (a) Representations and Warranties True on the Closing Date; No Adverse Change. Each of the representations and warranties made by Synthon in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by JDS, and no event or condition exists or has occurred which may have a material adverse effect, nor has there been any damage, destruction or loss materially affecting the Purchased Assets or the properties, business or condition of Synthon to the extent related to the Purchased Assets or the Product, whether or not covered by insurance.
          (b) Compliance with Agreement. Synthon shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, including the delivery of the closing instruments and documents specified in Section 7.4(a).
          (c) Absence of Litigation. No material litigation related to the Product or the Purchased Assets shall have been commenced or threatened, and no material investigation by any government entity shall have been commenced, against JDS, Synthon or any of the Affiliates, officers, directors or managers of any of them, which, in the reasonable judgment of JDS, might materially impair JDS’s title to the Purchased Assets or the transactions contemplated hereby.
          (d) Transition Services Agreement, Security Agreement & Guaranty. Synthon shall have executed and delivered the Transition Services Agreement and the Security Agreement, each of which shall be in full force and effect and legally binding in accordance with its terms. Synthon shall have caused Synthon Holding BV to have executed and delivered the Guaranty in form and substance as Exhibit E attached hereto having an effective date of even date herewith and which shall be in full force and effect and legally binding in accordance with its terms.

          (e) Manufacturing Agreements. JDS shall have entered into binding contractual obligations reasonably satisfactory to it providing for the performance of equivalent manufacturing, packaging, validation and testing of Product and Product components for sale, distribution and future development in the Territory *** with each of OSG Norwich Pharmaceuticals, Inc. and Synthon (which agreement with Synthon shall be in the form and substance as set forth on Exhibit D).
          (f) Consents and Approvals. Except as otherwise specifically provided in this Agreement, Synthon shall have received all approvals, consents and waivers as set forth on Schedule 7.2(f) that are required to effect the transactions contemplated hereby and copies of such documents which are in Synthon’s possession shall have been received, and copies thereof shall have been delivered to JDS on or prior to the Closing Date.
          (g) Promotion Agreements. ***
          7.3. Conditions Precedent to Synthon’s Obligations. Each and every obligation of Synthon to be performed on the Closing Date shall be subject to the satisfaction prior to or on the Closing Date of each of the following conditions, any or all of which may be waived by Synthon in writing:
          (a) Representations and Warranties True on the Closing Date. Each of the representations and warranties made by JDS in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Synthon.
          (b) Compliance with Agreement. JDS shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, including the delivery of the Purchase Price and the closing documents specified in Section 7.4(b).
          (c) Absence of Litigation. No material litigation shall have been commenced or threatened, and no material investigation by any government entity shall have been commenced, against JDS, Synthon or any of the Affiliates, officers, directors or managers of any of them, which might, in the reasonable judgment of Synthon, materially impair the transactions contemplated hereby.
          (d) Transition Services Agreement and Security Agreement. JDS shall have executed and delivered the Transition Services Agreement and the Security Agreement, each of which shall be in full force and effect and legally binding in accordance with its terms.
          (e) Consents and Approvals. Except as otherwise specifically provided in this Agreement, all approvals, consents and waivers as set forth on Schedule 7.3(e) that are required to effect the transactions contemplated hereby shall have been received, and copies thereof shall have been delivered to Synthon on or prior to the Closing Date.

          7.4. Deliveries at Closing.
          (a) Synthon Deliveries. At or as part of the Closing, Synthon shall have delivered or caused to be delivered to JDS:
     (i) physical possession (or the implementation of arrangements reasonably satisfactory to JDS of transfer and delivery of physical possession) of all tangible personal property (or copies thereof) included in the Purchased Assets, including all tangible personal property included in the Product Intellectual Property and appropriate documents of transfer related thereto in form and substance reasonably acceptable to Synthon and JDS;
     (ii) a Bill of Sale and assignments of the Product Intellectual Property duly executed on behalf of Synthon or its Affiliates, as the case may be, in customary form;
     (iii) the License duly executed on behalf of Synthon or its Affiliates, as the case may be;
     (iv) a certificate, dated the Closing Date and signed by a duly authorized officer, to the effect that all corporate proceedings required to be taken by Synthon in connection with the transactions contemplated hereby have been taken and that all representations and warranties are true and correct as of the Closing Date;
     (v) duly executed counterparts of the Transition Services Agreement and Security Agreement;
     (vi) the Guaranty of Synthon Holding BV in form and substance as Exhibit E attached hereto;
     (vii) notifications to Regulatory Authorities effecting the transfer of the NDA and any other Marketing Authorization to JDS, in customary form;
     (viii) employee personnel records for all sales representatives and national account managers who accept employment with JDS or its designee prior to Closing which Synthon may lawfully deliver, provided, however, in the event employees are engaged by a designee of JDS, Synthon shall deliver such personal records to such designee; and
     (ix) such other documents, instruments and certificates as JDS and Synthon may mutually agree upon.
          (b) Deliveries by JDS. At or as part of Closing, JDS shall deliver or cause to be delivered to Synthon:
     (i) the portion of the Purchase Price specified in Section 3.1(a), as adjusted in accordance with Sections 3.2 and 3.3, by certified or bank check or wire transfer;
     (ii) a certificate, dated the Closing Date and signed by a duly authorized officer, to the effect that all proceedings required to be taken by JDS in connection with the transactions contemplated hereby have been taken and that all representations and warranties are true and correct as of the Closing Date;
     (iii) duly executed counterparts of the License, the Transition Services Agreement and the Security Agreement;
     (iv) a list of employees with outstanding employment offers from JDS or its designee which have not yet been accepted; and
     (v) such other documents, instruments and certificates as JDS and Synthon may mutually agree upon.

     8. Confidentiality and Cooperation; Non-Competition.
          8.1. Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean any Know-How, including JDS Know-How or any other information and any non-public Product Intellectual Property, whether or not reduced to writing, which any party shall from time to time possess in relation to the development, formulation, manufacture, testing, marketing or distribution of the Product in the Territory or in relation to the manufacture or synthesis of the Product or any component thereof anywhere in the world to the extent exclusively related to the marketing, sale, offer for sale, distribution or use of the Product in the Territory and which is not generally known to the public or within the pharmaceutical industry and which one party hereto discloses to the other party. For purposes of the preceding definition, Know-How included in the Purchased Assets shall be deemed “Confidential Information” of JDS from and after the Closing. Confidential Information does not include information that (a) is or becomes part of the public domain through no act of the receiving party in breach of this Agreement, (b) was lawfully in the possession of the receiving party without any restriction on use or disclosure prior to its disclosure hereunder, (c) is lawfully received from another source subsequent to the date of this Agreement without any restriction on use or disclosure, (d) is deemed in writing by the disclosing entity no longer to be Confidential Information, (e) is developed by or for the receiving party independently of disclosures hereunder, as shown by written records, or (f) is required to be disclosed by order of any court of competent jurisdiction or other governmental authority (provided, however, in such latter case, however, that the receiving party shall timely inform the disclosing party of all such legal or governmental proceedings so that the disclosing party may attempt by appropriate legal means to limit such disclosure, and the receiving party shall further use its best efforts to limit the disclosure and maintain confidentiality to the maximum extent possible).
          8.2. Confidentiality Obligation. The parties shall each keep in strictest confidence all Confidential Information and shall not use or disclose such Confidential Information except as necessary in connection with the transactions provided for or contemplated hereby including such disclosures to permitted licensees, sublicensees, assigns or successors to the business of a party or its pharmaceutical business, as may be reasonably required to permit the exploitation of the Product in the Territory, the Purchased Assets, or the Retained Assets. To the extent either party is permitted to disclose Confidential Information pursuant to the previous sentence, such party shall only disclose the Confidential Information to employees, consultants or other agents who need to receive such Confidential Information for the purpose of achieving an objective of this Agreement and who are bound by obligations of confidentiality with respect thereto, or as may otherwise be required by law and to the extent related to the exploitation of the Product in the Territory, the Purchased Assets or the Retained Assets. Each such licensee, sublicense, assignee or successor shall be obligated to execute an agreement of confidentiality which shall be applicable both within and without the Territory. The parties shall exercise all necessary precautions to safeguard the secrecy of Confidential Information and to prevent the unauthorized disclosure thereof. Except as otherwise provided herein, the obligations of this Section shall survive the termination or expiration of this Agreement for a period of ten years following the Closing Date.
          8.3. Cooperation.
          (a) Each party covenants and agrees as to any third-party suit, action, arbitration or judicial proceeding or any governmental investigation or inquiry, relating to the Purchased Assets or the Product, being prosecuted or defended by the other party, to cooperate in making records available to such other party and to provide such access to, and use of, such information and data as reasonably requested by such other party in connection therewith. Each party will reimburse the party providing such cooperation for its reasonable out-of-pocket expenses incurred in connection with its obligations under this Section 8.3(a).

          (b) From time to time after the Closing, the parties hereto shall deliver to each other such information and data concerning the transactions contemplated hereby as either party may reasonably request including that required in order to enable such party to complete and file all national, state and local forms which may be required to be filed by it and to complete all customary tax and accounting procedures and otherwise to enable such party to satisfy its internal accounting, tax and other requirements.
          8.4. Noncompetition. Synthon agrees that from the Closing Date until the later to occur of *** neither Synthon nor any Affiliate or third party licensed or authorized by Synthon or any Affiliate will engage in the marketing, sale or distribution of the Product in the Territory or any pharmaceutical product containing paroxetine mesylate or any pharmaceutically acceptable form of paroxetine, including, without limitation, salts, esters, chelates, enantiomers, diastereoisomers, prodrugs, and metabolites; and all pharmaceutically acceptable paroxetine containing materials and derivatives, including, but not limited to, salts, esters, chelates, enantiomers, diastereoisomers, prodrugs and metabolites. *** Notwithstanding the foregoing, Synthon’s receipt of royalties pursuant to the terms of the license to be granted at Closing pursuant to Section 2.6 shall not be deemed a breach of this Section.
     9. Further Assurances. From time to time after the Closing, without further consideration, Synthon and its Affiliates, as the case may be, shall perform all such other actions and shall execute, acknowledge and deliver all such assignments, transfers, consents and other documents as JDS or its counsel may reasonably request to vest more fully in JDS, and perfect JDS’s right, title and interest in, the Purchased Assets and to more completely convey the Know-How. Synthon will, at JDS’s sole expense, cooperate and will ensure the cooperation of its personnel and the personnel of its Affiliates, including, without limitation, by the provision of testimony by affidavit or in person as may be requested by JDS in connection with any patent prosecution, maintenance or infringement action.
     10. Indemnification; Insurance.
          10.1. Indemnification Obligations of the Parties.
          (a) Synthon shall indemnify and hold JDS (including for this purpose its Affiliates, officers, directors and agents) harmless from and against any direct costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses), or damages (collectively, “Damages”) incurred by JDS which arise from (i) the breach by Synthon of any of its representations, covenants, warranties or obligations set forth herein, (ii) the development, registration, manufacture, marketing, sale or distribution of the Product before the Closing (including, without limitation, lawsuits, regulatory or other actions or proceedings, recalls, complaints or other Damages incurred with respect to the Product sold by Synthon prior to the Closing Date) except to the extent such Damages are caused by or arise from the negligence or willful misconduct of JDS or its Affiliates, ***.
          (b) JDS shall indemnify and hold Synthon (including for this purpose its Affiliates, officers, directors and agents) harmless from and against any Damages incurred by Synthon which arise from (i) the breach by JDS of any of its representations, covenants, warranties or obligations set forth herein, (ii) the development, registration, marketing, sale or distribution of the Product by JDS from and after the Closing, (iii) the manufacture of the Product anywhere in the world to the extent relating to the marketing, sale, offer for sale, distribution or use of the Product in the Territory following the Closing (including, without limitation, lawsuits, regulatory or other actions or proceedings, recalls, complaints or other Damages incurred with respect to the Product sold by JDS from and after the Closing Date or with respect to Product manufactured by JDS following the Closing Date) except to the extent that such Damages were caused by or arise from the negligence or willful misconduct of Synthon or its Affiliates; and (iv) any claim by Relialab respecting the promotion and marketing services provided by JDS pursuant to the Transition Services Agreement during the termination period.
          (c) The party obligated to provide indemnity pursuant to this Section is hereinafter referred to as the “Indemnifying Party” and the party to be indemnified (together with its Affiliates, officers, directors and agents) is hereinafter referred to as the “Indemnitee.”
          10.2. Limitations on Indemnification Liability.
          (a) The Indemnifying Party’s indemnification obligations under Section 10.1 shall not arise for any individual claim for damages in an amount less than $5,000 and until the sum of the aggregate amount of damages for which the Indemnifying Party is so required to indemnify exceeds $75,000 (the “Threshold Loss Amount”), provided that once the amount of individual claims exceeds the Threshold Loss Amount the indemnification obligation shall apply to all claims including those below the Threshold Loss Amount. Individual claims for damages that are similar in subject matter or that arise out of like or similar circumstances shall, where appropriate (based on all facts and circumstances including the nature and timing of the relevant claim for Damages) constitute a single claim for the purpose of this Section 10.2.
          (b) The limitations on indemnification liability provided in this Section shall not apply to the allocation of responsibility for Chargebacks, Credits and rebates set forth in Section 6.3 above. In no event shall either party be liable for punitive, consequential, special, incidental or similar damages under or in connection with this Agreement.
          10.3. Procedure for Indemnification. Promptly after the receipt by any party hereto of notice of (i) any third-party claim or (ii) the commencement of any suit, action, arbitration or judicial proceeding by a third-party, such party will, if a claim with respect thereto is to be made against any party obligated to provide indemnification pursuant to Section 10.1 hereof, give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its counsel, any such matter involving the asserted liability of the party seeking such indemnification subject to the consent of the Indemnitee which shall not be unreasonably withheld, conditioned or delayed. Such notice, and the opportunity to compromise or defend, shall be a condition precedent to any liability of the Indemnifying Party under the indemnification agreement contained in said Section 10.1. In the event that any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnitee of its intention to do so, and the Indemnitee agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability. In any event, the Indemnitee shall have the right, at its own expense, to participate in the defense of such asserted liability, provided that the Indemnifying Party shall make all final decisions concerning the defense or compromise or settlement of such litigation and the Indemnitee shall have the right to be separately represented by counsel at the expense of the Indemnifying Party if there is a conflict of interest in representation by a single counsel. Notwithstanding the foregoing, no compromise or settlement of any claim, action, liability, etc. pursuant to this Section 10.3 may be effected by the Indemnifying Party without Indemnitee’s consent, which shall not be unreasonably withheld, conditioned or delayed, unless (A) there is no finding or admission of any violation of legal requirements or any violation of the right of any person or entity and no effect on any other claims that may be made against the Indemnitee and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

          10.4. Representation. Each of the parties hereto shall be entitled to be represented at any action, arbitration or proceeding brought by the other party against a third party under this Section 10 by its own counsel, at its own expense, and shall fully cooperate with the other party in any such proceeding, provided it is adequately reimbursed for its out-of-pocket costs and expenses, excluding attorneys’ fees.
     11. Survival of Indemnification Obligations and Covenants. Except as otherwise expressly set forth herein, all indemnifications, obligations, agreements and covenants contained in this Agreement shall survive the Closing Date and shall remain in full force and effect for a period of ten years following the Closing Date, provided, however, that the obligations relating to the representations and warranties (except to the extent related to indemnity obligations for third party claims, with respect to which such representations and warranties shall remain in full force and effect for the duration of such indemnity obligations) shall remain in full force and effect for a period of twelve (12) months following the Closing Date.
     12. Dispute Resolution.
          12.1. Negotiation. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination, or invalidity hereof shall be submitted for negotiation and settlement in the first instance to the Chief Operating Officer of Synthon, or such person’s designee of equivalent or superior position, and the Chief Operating Officer of JDS, or such person’s designee of equivalent or superior position.
          12.2. Arbitration. If the parties are unable to settle a dispute, controversy or claim hereunder pursuant to Section 12.1, the matter shall be finally resolved by arbitration in accordance with the rules of American Arbitration Association, except as modified by this Section 12.2. The number of arbitrators shall be three (3), one (1) of whom is selected by JDS, one (1) of whom is selected by Synthon and one (1) of whom is selected by Synthon and JDS (or by the other two (2) arbitrators if the parties cannot agree). The arbitration proceeding shall be conducted in the English language. The arbitration proceeding shall be brought in the District of Columbia, unless the parties agree in writing to conduct the arbitration in another location. The arbitration decision shall be binding and not be appealable to any court in any jurisdiction. The prevailing party may enter such decision in any court having competent jurisdiction. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared except that if, in the opinion of the arbitrators, any claim by a party hereto or any defense or objection thereto by the other party was unreasonable, the arbitrators may in their discretion assess as part of the award any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and expenses of the arbitrators against the party raising such unreasonable claim, defense or objection.
          12.3. Interim Relief. Any party may, without inconsistency with this Agreement, apply to any court having jurisdiction hereof and seek injunctive relief so as to maintain the status quo or to prevent irreparable harm as to any matter as to which there is no adequate remedy at law until such time as the arbitration award is rendered or the controversy is otherwise resolved.
     13. Termination.
          13.1. Termination. Either party shall have the right to terminate this Agreement, effective upon written notice to the other party, if the Closing has not occurred on or before December 31, 2005 and the terminating party is not otherwise in material default hereunder.

          13.2. Survival.
          (a) Provisions of the Agreement which recite by their terms that they apply to a period of time beyond the Closing Date shall survive the Closing in accordance with their terms.
          (b) In the event that this Agreement is terminated as a result of the default of either party, the obligations of confidentiality shall survive and continue to bind the parties, and in all other respects the rights and obligations of the parties shall be determined in accordance with the provisions of this Agreement.
     14. Specific Performance. Each party agrees that a breach of Section 8.1 or Section 8.2 of this Agreement will cause irreparable injury to the other, and that such other party shall be entitled, in addition to any other rights and remedies it may have hereunder or at law or in equity, to seek an injunction or similar equitable remedy or conservatory and interim measures enjoining and restraining any such breach or threatened breach thereof.
     15. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective assigns and successors in interest. Without limiting the generality of the foregoing, subject only to Section 3.5, the parties acknowledge that JDS shall have the right to assign all of its right, title and interest hereunder to any third party.
     16. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to its principles of conflicts of law.
     17. Notices. Any notice, request or other communication required or permitted by this Agreement to be given by any party to the other shall be in writing and either mailed by registered or certified mail, return receipt requested, by express delivery service or by facsimile transmission, addressed to such party as set forth below or to such other address as such party may previously have designated by like written notice. Notice shall be deemed to have been given upon receipt.

If to JDS:	JDS Pharmaceuticals, LLC
122 East 42nd Street, 41st Floor
New York, New York 10168
Facsimile No.: (212) 682-1946

With a copy to:	Dornbush Schaeffer Strongin & Weinstein, LLP
747 Third Avenue
New York, NY 10017
Attn: Herschel S. Weinstein, Esq.
Facsimile No.: (212) 753-7673

If to Synthon:	Synthon Pharmaceuticals, Ltd.
9000 Development Drive
Research Triangle Park, NC 27709
Attn: President & CEO
Facsimile No.: (919) 493-6104

With a copy to:	Hutchison+Mason
3110 Edwards Mill Road, Suite 100
Raleigh, North Carolina 27612
Attn: Fred D. Hutchison, Esq.
Facsimile No.: (919) 829-9696
     18. Miscellaneous.
          18.1. Entire Agreement. This Agreement, the Transition Services Agreement and the Pledge and Security Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral agreements or understandings concerning the subject matter hereof or in conflict with their terms.
          18.2. Amendment and Modification. No modification or waiver of any of the terms of this Agreement shall be deemed valid unless it is in writing and signed by both parties. The failure of either party to insist upon the strict performance of any term of this Agreement or the waiver by either party of any breach under this Agreement shall not prevent the subsequent strict enforcement of such term nor be deemed a waiver of any subsequent breach.
          18.3. Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any applicable jurisdiction, the invalid or unenforceable part or provision shall, provided that it does not go to the essence of this Agreement, be replaced with a revision which accomplishes, to the extent possible, the original commercial purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect and binding upon the parties hereto.
          18.4. Non-Disclosure. Prior to Closing, neither party shall publicly disclose the subject matter or terms and conditions hereof without the prior consent of the other, except to the extent of disclosures which either party may be required to make by any applicable Laws or regulations. On and after Closing, each party shall grant the other the opportunity to review, comment upon, and approve any proposed press release describing the transactions contemplated hereby prior to public release.
          18.5. Brokerage Indemnity. Each party represents to the other that no brokerage or finders fee is due to any third party with respect to the transactions contemplated hereby and hereby indemnifies the other against any claim therefore arising with respect to such party.
          18.6. Execution; Facsimile Signatures. This Agreement may be executed in counterparts, each of which will be considered an original and all of which together will be considered one and the same instrument. Any counterpart may be signed and transmitted by facsimile with the same force and effect as if such counterpart was an ink-signed original.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

JDS PHARMACEUTICALS, LLC
By:	/s/ Michael Satow
	Name:	Michael Satow
	Title:	Chief Operating Officer

SYNTHON PHARMACEUTICALS, INC.
By:	/s/ Peter van Straelen
	Name:	Peter van Straelen
	Title:	President and Chief Operating Officer